Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2008, 2007 and 2006

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

        The Plan Sponsor and Plan Administrator of the

        TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2008.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Minneapolis, Minnesota

June 25, 2009

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2008	2007
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$105,827,462	$129,846,137
Cash and accrued interest receivable	17,020	114,436
Total TCF Financial Corporation Stock Fund	105,844,482	129,960,573
TCF Financial Corporation stock (held for in-kind distributions)	-	61,249
Mutual funds	16,481,627	23,512,281
Money market funds	5,383,387	2,984,318
Total investments	127,709,496	156,518,421
Receivables	14,971	266
Total assets	127,724,467	156,518,687

Liabilities
Outstanding distribution payments	297,893	-

Net assets available for plan benefits	$127,426,574	$156,518,687

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2008	2007	2006
Investment income:
Dividends	$7,958,194	$7,656,835	$7,599,557
Interest	12,245	18,285	15,755
Total investment income	7,970,439	7,675,120	7,615,312

Net (depreciation) appreciation:
Realized gains /(losses) on distributions, sales and share class changes:
TCF Financial Corporation Stock Fund	3,404,611	15,246,889	16,295,848
Mutual funds	(577,504)	950,044	228,709

Change in unrealized (depreciation) appreciation of investments:
TCF Financial Corporation Stock Fund	(34,442,410)	(83,394,844)	(14,615,534)
Mutual funds	(7,683,035)	(527,787)	979,967
Total net (depreciation) appreciation	(39,298,338)	(67,725,698)	2,888,990

Deposits and contributions:
Participant deposits	12,474,684	11,891,988	10,541,352
Employer cash contributions	6,860,806	6,551,633	5,060,275
Total deposits and contributions	19,335,490	18,443,621	15,601,627

Distributions:
Withdrawals and distributions	(13,835,378)	(25,900,311)	(25,493,854)
Dividends	(3,148,335)	(3,208,712)	(3,417,349)
Total distributions	(16,983,713)	(29,109,023)	(28,911,203)

Administrative expenses	(115,991)	(378,296)	(330,352)

Decrease in net assets available for plan benefits	(29,092,113)	(71,094,276)	(3,135,626)

Net assets available for plan benefits:
Beginning of year	156,518,687	227,612,963	230,748,589
End of year	$127,426,574	$156,518,687	$227,612,963

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                  Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  The fair value of these assets are based upon quotes from independent asset pricing services based on active markets.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

The Plan provides for investment in TCF Financial Corporation common stock.  At December 31, 2008 and 2007, approximately 83% of the Plan’s total assets were invested in the common stock of TCF Financial Corporation. The underlying value of the TCF Financial Corporation common stock is entirely dependent upon the performance of TCF Financial Corporation and the market’s evaluation of such performance.

(2)                                  Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan sponsor is TCF Financial Corporation (“TCF Financial”).  US Bank National Association (“US Bank or Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

All full-time and part-time employees are eligible to participate in the Plan.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis.  Prior to April 1, 2006, an additional 6% of their covered pay could be contributed to the Plan on an after tax basis, with certain limitations.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $15,500, $15,500 and $15,000 during 2008, 2007 and 2006, respectively.  Effective April 1, 2006, the Plan was amended to allow participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution is $5,000 for 2008.

Participating employers match the contributions of employees who have completed one year of service at the rate of 50 cents per dollar contributed for employees with one to less than five years of service, 75 cents per dollar contributed for employees with five to less than ten years of service and $1 per dollar contributed for employees with ten or more years of service.  Employer matching contributions are made on the first 6% of eligible compensation contributed.  Prior to April 1, 2006, participating employers matched the contributions of all employees who had worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar contributed on the first 6% of eligible compensation contributed.  Effective April 1, 2006, the 1,000 hours of work requirement was eliminated.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.

All employee and employer contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participants may elect to invest their employee account balance in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Effective June 1, 2008, participants may also elect to diversify their employer matching account balance immediately without a service completion requirement.  Between January 1, 2007 and May 31, 2008, participants were able to elect to diversify their employer matching account balance after completing three years of service. Prior to January 1, 2007, participants were able to elect to diversify their employer matching account balance if they were fully vested (after 5 years of service) or eligible to diversify under a provision applying to those age 50 or older. Eligible participants may select from the following investment options: Vanguard Institutional Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Small-Cap Index Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Prime Money Market Fund and the TCF Financial Corporation Stock Fund.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Participant deposits to the Plan are fully vested at all times.  Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Corporation Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

Effective July 1, 2008, amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses paid by TCF Financial during 2008, 2007 and 2006 totaled $812,621, $512,758 and $853,922, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

Effective April 1, 2008, the trustee now redeposits to the Plan all outstanding distribution checks which have not been cashed within 120 days from date of issuance on a monthly basis.  During 2008, TCF received $322,700 of redeposited distributions from the trustee.  As of December 31, 2008, $297,893 of distributions were payable to participants.

The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares of TCF common stock in the Plan.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

Subsequent Event

Effective January 1, 2009, Mercer Trust Company was appointed to serve as the trustee of the Plan under the trust agreement and record keeping administration of the Plan was moved to Mercer HR Services, LLC.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                                  Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2008
	Participant	Employer	At December 31,
	Deposits at	Contributions	2008
Participating Employer	Cost	at Cost	Net Assets

TCF Financial Corporation	$112,193	$77,640	$3,768,369
TCF National Bank	10,312,510	5,692,175	110,713,252
TCF National Bank Arizona	81,413	33,906	565,730
TCF Equipment Finance, Inc.	1,195,055	595,380	5,289,169
Winthrop Resources Corporation	554,492	375,523	4,323,782
TCF Portfolio Services, Inc.	93,013	58,506	1,257,628
TCF Agency, Inc.	66,253	24,537	921,118
TCF Insurance Agency, Inc.	-	-	484,575
Great Lakes Mortgage LLC	14,547	3,139	59,531
TCF Inventory Finance	45,208	-	43,420
Total	$12,474,684	$6,860,806	$127,426,574

	Year Ended December 31, 2007
	Participant	Employer	At December 31,
	Deposits at	Contributions	2007
Participating Employer	Cost	at Cost	Net Assets

TCF Financial Corporation	$86,232	$65,590	$5,278,238
TCF National Bank	10,138,937	5,579,949	137,136,262
TCF National Bank Arizona	31,245	21,512	599,468
TCF Equipment Finance, Inc.	982,197	483,912	5,235,071
Winthrop Resources Corporation	513,939	327,091	5,183,152
TCF Portfolio Services, Inc.	67,781	46,214	1,352,999
TCF Agency, Inc.	64,073	23,949	1,070,581
TCF Insurance Agency, Inc.	-	-	610,484
Great Lakes Mortgage LLC	7,584	3,416	52,432
Total	$11,891,988	$6,551,633	$156,518,687

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                                  Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(5)                                  Investments Not Directed by Participants

Effective June 1, 2008, participants may elect to diversify their employer matching account balance immediately without a service completion requirement.

Non-participant directed assets at December 31, 2007 are the employer matching account balances of participants that have not yet completed three years of service.  Non-participant directed assets at December 31, 2006 are the employer matching account balances of participants that are not 100% vested (generally five years of service completed) and are not eligible to diversify under the age 50 or older diversification provision.

The following schedules disclose information about non-participant directed assets:

	At December 31,
	2008	2007
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$-	$947,812
Net assets not directed by participants	$-	$947,812

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2008	2007	2006
Investment income:
Dividends	$27,754	$34,603	$87,802
Interest	-	111	202
Total investment income	27,754	34,714	88,004

Net (depreciation) appreciation	(402,872)	(297,925)	93,195

Employer cash contributions	546,071	1,069,427	1,402,090

Transfers to assets eligible for participant direction	(947,812)	(2,225,906)	(1,033,339)

Distributions:
Withdrawals and distributions	(54,559)	(171,740)	(354,096)
Dividends	(403)	(1,202)	(3,544)
Total distributions	(54,962)	(172,942)	(357,640)

Administrative expenses	(115,991)	(378,296)	(330,352)

Decrease in net assets not directed by participants	(947,812)	(1,970,928)	(138,042)

Net assets not directed by participants:
Beginning of year	947,812	2,918,740	3,056,782
End of year	$-	$947,812	$2,918,740

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(6)                                  Investments

Plan investments are stated at fair value as determined by quoted market prices.  The net unrealized (depreciation) / appreciation of investments reflected in Plan total and net assets is as follows:

	At December 31, 2008
	Cost	Fair Value	Unrealized (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$106,562,953	$105,827,462	$(735,491)
Cash and accrued interest receivable	17,020	17,020	-
Total TCF Financial Corporation Stock Fund	106,579,973	105,844,482	(735,491)
Mutual funds	23,327,638	16,481,627	(6,846,011)
Money market funds	5,383,387	5,383,387	-
	$135,290,998	$127,709,496	$(7,581,502)

	At December 31, 2007
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$96,158,062	$129,846,137	$33,688,075
Cash and accrued interest receivable	114,436	114,436	-
Total TCF Financial Corporation Stock Fund	96,272,498	129,960,573	33,688,075
TCF Financial Corporation stock (held for in-kind distributions)	42,405	61,249	18,844
Mutual funds **	22,675,258	23,512,281	837,023
Money market funds	2,984,318	2,984,318	-
	$121,974,479	$156,518,421	$34,543,942

* Individual investments which represent 5% or more of the plan’s net assets.

** Includes an individual investment in the Vanguard Mid-Cap Index Fund which has a fair value of $8,114,641 and represents 5% or more of the plan’s net assets.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                                  Fair Value Measurement

Effective January 1, 2008, the Plan adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements.  SFAS No. 157 defines fair value and establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements.  Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”.

At December 31, 2008, assets held in trust for the Plan included investments in publicly traded stock, mutual funds and money market funds. The fair value of these assets is based upon quotes from the independent asset pricing services based on active markets, which are considered level 1 under SFAS No. 157 and are measured on a recurring basis.  There were no assets measured on a recurring basis that are based on observable market prices (level 2) or company determined market prices (level 3).

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                                  Distributions

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2008
	Number of Units/Shares	Cost	Fair Value	Gains / (Losses) on Distributions and Sales
TCF Financial
Corporation stock	813,826	$10,435,139	$13,839,750	$3,404,611
Mutual funds	237,748	6,437,555	5,860,051	(577,504)
Money market funds	44,422,615	44,422,615	44,422,615	-
	45,474,189	$61,295,309	$64,122,416	$2,827,107

	Year Ended December 31, 2007
	Number of Units/Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial
Corporation stock	1,024,081	$11,510,445	$26,757,334	$15,246,889
Mutual funds	182,113	4,040,725	4,990,769	950,044
Money market funds	65,219,021	65,219,021	65,219,021	-
	66,425,215	$80,770,191	$96,967,124	$16,196,933

	Year Ended December 31, 2006
	Number of Units/Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial
Corporation stock	1,020,991	$10,497,700	$26,793,548	$16,295,848
Mutual funds	196,513	4,186,254	4,414,963	228,709
Money market funds	63,021,383	63,021,383	63,021,383	-
	64,238,887	$77,705,337	$94,229,894	$16,524,557

Cash and shares of TCF Financial Corporation common stock totaling $16,983,713, $29,109,023 and $28,911,203 were distributed in 2008, 2007 and 2006, respectively.  At December 31, 2008 and 2007, there were $66,854 and $131,251, respectively, of distribution amounts that have not yet been paid to participants.  In addition, at December 31, 2008, there was $297,893 of distribution amounts previously paid to current and prior plan participants which have not yet been cashed. At December 31, 2007, such outstanding distribution payments were an obligation of the trustee, not the Plan.  Outstanding distribution payments are shown as a liability reducing assets available for plan benefits.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The accompanying financial statements for 2008 and 2007 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2008	2007
Net assets available for plan benefits
per accompanying financial statements	$127,426,574	$156,518,687
Distributions in process payable to
participants	(66,854)	(131,251)
Net assets available for plan benefits per Form 5500	$127,359,720	$156,387,436

The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500:

	Year Ended December 31,
	2008	2007
Distributions to participants
per accompanying financial statements	$16,983,713	$29,109,023
Add: Amounts allocated to withdrawing
participants at December 31, 2008	66,854	131,251
Less: Amounts allocated to withdrawing
participants at December 31, 2007	(131,251)	(74,363)
Distributions to participants per Form 5500	$16,919,316	$29,165,911

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Forfeitures of unvested employer matching contributions were used to offset plan expenses as follows:

	Year Ended December 31,
	2008	2007	2006

Total forfeitures for the current year	$321,963	$361,480	$269,280
Forfeitures used to pay plan expenses	(115,991)	(378,296)	(330,352)
Forfeitures used to fund employer
contributions	(205,000)	(2,051)	(5,291)
Interest on forfeited amounts	4,453	8,873	7,407
Forfeitures carried over from
previous year	9,808	19,802	78,758
Forfeitures to be used to offset future expenses	$15,233	$9,808	$19,802

If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participant’s account.

(9)                                  Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligations Class Y Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2008 and 2007, TCF Financial did not purchase any shares of TCF Financial Corporation common stock from the Plan.

During 2008 the Plan purchased 595,916 shares of TCF Financial Corporation common stock from TCF Financial Corporation for $8,862,410.  The shares were purchased at current market prices with no commission fees.  No such purchases from TCF Financial Corporation were made in 2007.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2008

Issuer	Description	Units / Shares	Cost	Fair Value

TCF Financial Corporation stock*			$106,562,953	$105,827,462
Cash and accrued interest
receivable			17,020	17,020
Total TCF Financial	Stock
Corporation Stock Fund*:	Fund	7,747,252	$106,579,973	$105,844,482

Vanguard Institutional	Mutual
Index Fund	Fund	61,268	$7,312,374	$5,057,074

Vanguard Mid-Cap	Mutual
Index Fund	Fund	388,616	$7,330,123	$4,593,441

Vanguard Small-Cap	Mutual
Index Fund	Fund	154,875	$5,089,786	$3,159,449

Vanguard Intermediate-Term Bond	Mutual
Index Fund	Fund	349,682	$3,595,355	$3,671,663

Vanguard Prime Money Market	Money
Fund	Market Fund	5,025,374	$5,025,374	$5,025,374

First American Prime	Money
Obligations Class Y Fund*	Market Fund	358,013	$358,013	$358,013

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2008

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gains

TCF Financial
Corporation
stock*	93	266	$20,797,625	$13,839,750	$10,435,139	$3,404,611

First American
Prime Obligations
Class Y Fund*	541	487	$41,955,390	$41,653,915	$41,653,915	$-

Series of Transactions (Involving One Broker) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gains

Not Applicable

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.